EXHIBIT 99.1

Amyris Announces Closing of $20 Million Private Placement

EMERYVILLE, Calif., Feb. 19, 2016 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced that it closed a $20 million private placement of unsecured promissory notes to existing investors. In connection with this financing, the company also issued warrants for 2.9 million shares of common stock. The private placement was led by a long-term investor affiliated with one of Amyris’s board members, John Doerr, of the venture capital firm Kleiner Perkins Caufield & Byers, and included participation by Biolding Investment S.A. and Naxyris S.A., which are also associated with members of the company’s board of directors.

“We are pleased with the continued growth in our business as we deliver on the promise of our company; we are making better products for our customers and collaborators, which helps them improve their business performance while making our planet better. We appreciate the continued support of our shareholders,” said John Melo, Amyris President & CEO.

In the private placement, the company issued unsecured promissory notes due on May 15, 2017 and warrants to purchase common stock. The number of shares subject to the warrants, which are exercisable for $0.01 per share, was based on warrant coverage of 20% of the principal amount of notes purchased by each investor. Details of the transaction and a description of the securities are included in a related Current Report on Form 8-K, which the company filed today with the Securities and Exchange Commission (SEC) in conjunction with this news release.

About Amyris

Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules, specialty ingredients and consumer products. The company is delivering its No Compromise® products in focused markets, including specialty and performance chemicals, fragrance ingredients, and cosmetic emollients. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as continued growth in Amyris’s business and prospects and the ability of Amyris products to improve business performance for customers and collaborators) that involve risks and uncertainties. These statements are based on management’s current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to manufacturing capacity at Amyris’s Brotas facility, delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris’s reliance on third parties to achieve its goals, and other risks detailed in the “Risk Factors” section of Amyris’s quarterly report on Form 10-Q filed on November 9, 2015. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris is a registered trademark of Amyris, Inc. All other trademarks are trademarks of their respective holders.

Contact:
Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com
pr@amyris.com